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                                                                    EXHIBIT 10.1

                      [LETTERHEAD OF FERGUSON & COMPANY]


                                AUGUST 31, 1998


BOARD OF DIRECTORS
COMMUNITY SAVINGS BANK, SSB
708 S. CHURCH STREET
BURLINGTON, NC  27215

DEAR DIRECTORS:

     This letter sets forth the agreement between Community Savings Bank, SSB ("Community" or "Bank"), Burlington, North Carolina, and Ferguson & Company ("F&C"), Hurst, Texas, under the terms of which Community has engaged F&C, in connection with its conversion from mutual to stock form, to (1) determine the pro forma market value of the shares of common stock to be issued and sold by Community or its holding company; and (2) assist Community in preparing a business plan to be filed with the application for approval to convert to stock.

     F&C agrees to deliver the written valuation and business plan to Community at the above address on or before a mutually agreed upon date and to consult with the Board of Directors of Community with regard to both the written valuation and the business plan. Further, F&C agrees to perform such other services as are necessary or required in connection with comments from the applicable regulatory authorities relating to the business plan and appraisal and the preparation of appraisal updates as requested by Community or its counsel. It is understood that the services of F&C under this agreement shall be limited as herein described.

     F&C's fee for the business plan and initial appraisal valuation report and final appraisal update shall be $25,000 plus $3,500 for each appraisal update in addition to the original appraisal and final appraisal update. In addition, Community shall reimburse F&C for all out-of-pocket expenses. Payment under this agreement shall be made as follows:

     1.   Upon execution of this engagement letter--$7,500;

     2.   Upon issuance of the business plan--$7,500;

     3.   Upon issuance of the appraisal--$10,000;

     4. Upon issuance of each additional intermediate appraisal update, if any--$3,500; and

     5.   Out-of-pocket expenses are to be paid monthly.

     If, during the course of Community's conversion, unforeseen events occur so as to change materially the nature or the work content of the services described in this contract, the terms of the contract shall be subject to renegotiation. Such unforeseen events shall include, but not be limited to, major changes in the conversion regulations, appraisal guidelines or processing procedures as they relate to conversion appraisals, major changes in Community's management or operating policies, execution of a merger agreement with another institution prior to completion of conversion, and excessive delays or suspension of processing of conversions by the regulatory authorities such that completion of Community's conversion requires the preparation by F&C of a new appraisal report or business plan.
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BOARD OF DIRECTORS
AUGUST 31, 1998
PAGE 2


     To induce F&C to provide the services described above, Community hereby agrees as follows:

     1. Community shall supply to F&C such information with respect to its business and financial condition as F&C reasonably may request in order to make the aforesaid valuation. Such information made available to F&C shall include, but not be limited to, annual financial statements, periodic regulatory filings, material agreements, debt instruments and corporate books and records.

     2. Community hereby represents and warrants, to the best of its knowledge, that any information provided to F&C does not and will not, at any time relevant hereto, contain any misstatement or untrue statement of a material fact or omit any and all material facts required to be stated therein or necessary to make the statements therein not false or misleading in light of the circumstances under which they were made.

     3. Community shall indemnify and hold harmless F&C and any employees of F&C who act for or on behalf of F&C in connection with the services called for under this agreement, from and against any and all loss, cost, damage, claim, liability or expense of any kind, including reasonable attorneys fees and other expenses incurred in investigating, preparing to defend and defending any claim or claims (specifically including, but not limited to, claims under federal and state securities laws) arising out of any misstatement or untrue statement of a material fact contained in the information supplied by Community to F&C or by an omission to state a material fact in the information so provided which is required to be stated therein in order to make the statement therein not false or misleading.

     4. F&C shall not be entitled to indemnification pursuant to Paragraph 3 above with regard to any claim arising where, with regard to the basis for such claim, F&C had knowledge that a statement of a fact material to the evaluation and contained in the information supplied by Community was untrue or had knowledge that a material fact was omitted from the information so provided and that such material fact was necessary in order to make the statement made to F&C not false or misleading.

     5. F&C additionally shall not be entitled to indemnification pursuant to Paragraph 3 above notwithstanding its lack of actual knowledge of an intentional misstatement or omission of a material fact in the information provided if F&C is determined to have been negligent or to have failed to exercise due diligence in the preparation of its valuation.

     Community and F&C are not affiliated, and neither Community nor F&C has an economic interest in, or held in common with, the other and has not derived a significant portion of its gross revenue, receipts or net income for any period from transactions with the other.
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BOARD OF DIRECTORS
AUGUST 31, 1998
PAGE 3


In order for F&C to consider this proposal binding, please acknowledge your consent to the foregoing by executing the enclosed copies of this letter and returning one copy to us, together with a check payable to Ferguson & Company in the amount of $7,500. The extra copy is for your conversion counsel.

                                             Yours very truly,


                                             /s/Robin L. Fussell

                                             Robin L. Fussell
                                             Principal


Agreed to ($7,500 check enclosed):

Community Savings Bank, SSB
Burlington, North Carolina

By: /s/ W. R. Gilliam
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